SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 and 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest event reported):  July 23, 2002 (June 19, 2002)


                                U.S. ENERGY CORP.
--------------------------------------------------------------------------------
              Exact Name of Registrant as Specified in its Charter)

            Wyoming                     0-6814                  83-0205516
------------------------------    -------------------     ----------------------
 (State or other jurisdiction         (Commission            (I.R.S. Employer
       of incorporation)               File No.)            Identification No.)


     Glen L. Larsen Building
     877 North 8th West
     Riverton, WY                                                 82501
-----------------------------------------------------     ----------------------
 (Address of Principal Executive Offices)                       (Zip Code)


       Registrant's telephone number, including area code: (307) 856-9271


                                 Not Applicable
--------------------------------------------------------------------------------
               (Former Name, Former Address or Former Fiscal Year,
                          if Changed From Last Report)




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ITEM 5.  OTHER EVENTS

     U.S. Energy Corp. and its majority-owned subsidiary, Crested Corp., d/b/a USECC, were served with a lawsuit on June 19, 2002, filed in the U.S. District Court of Colorado (Case No. 02-B-0796(PAC))by Phelps Dodge Corporation and its subsidiary, Mt. Emmons Mining Company (MEMCO), over contractual obligations from USECC's agreement with Phelps Dodge's predecessor companies, concerning a mining property in Colorado.

     The litigation stems from agreements that date back to 1974 when U.S. Energy and Crested Corp. leased mining claims on Mt. Emmons near Crested Butte, Colorado to AMAX Inc., Phelps Dodge's predecessor company. The claims cover one of the world's largest and richest deposits of molybdenum. AMAX reportedly spent over $200 million on the acquisition, exploration and mine planning activities on the Mt. Emmons properties. In counter and cross-claims filed in the U.S. District Court of Colorado, USECC contends that Phelps Dodge and its subsidiaries committed several breaches of contracts related to the agreements, including breach of fiduciary obligations and covenants of good faith and fair dealing. USECC also contends Phelps Dodge is guilty of violating federal and state antitrust laws when it purchased Cyprus Amax. Phelps Dodge and MEMCO have 20 days from July 9, 2002 or date of service to answer USECC's claims.

     The complaint filed by Phelps Dodge and MEMCO seeks a determination that Phelps Dodge's acquisition of Cyprus Amax was not a sale. Under a 1986 agreement between USECC and AMAX, if AMAX sold MEMCO or its interest in the mining properties, U.S. Energy and Crested would receive 15% (7.5% each) of the first $25 million of the purchase price ($3.75 million). In 1991, Cyprus Minerals Company acquired AMAX to form Cyprus Amax Minerals Co. USECC's counter and cross-claims allege that in 1999, Phelps Dodge formed a wholly-owned subsidiary CAV Corporation, for the purpose of purchasing the controlling interest of Cyprus Amax and its subsidiaries (including MEMCO) at an estimated value in cash and Phelps Dodge stock exceeding $1 billion and making Cyprus Amax a subsidiary of Phelps Dodge. Therefore, USECC asserts the acquisition of Cyprus Amax by Phelps Dodge was a sale of MEMCO and the properties that triggers the obligation of Cyprus Amax to pay USECC the $3.75 million plus interest.

     A second counterclaim by USECC rejects the claim by Phelps Dodge that it and its predecessors, Cyprus Amax and AMAX Inc., had mistakenly paid royalties to USECC since January 1991. In 1984, AMAX began paying the cash equivalent (half each to U.S. Energy and Crested Corp.) of 700,000 pounds of molybdenum per year as an advance royalty prior to the mine beginning production. In 1986, USECC agreed to assist financially troubled AMAX and substantially reduced the annual advance royalty to 50,000 pounds of molybdenum, so that AMAX could continue to hold the properties and eventually bring them into production. AMAX, Cyprus Amax and Phelps Dodge continued paying the annual advance royalties to U.S. Energy and Crested Corp. until the payment due in July 2001, when Phelps Dodge unilaterally ceased making the payments. Phelps Dodge and MEMCO seek a declaratory judgment that the advance royalty payment obligation has terminated, and further, that USECC should repay $948,109 of royalties paid to USECC from 1993 through 2000, because those payments were made by mistake.


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     The third issue in the litigation is whether USECC must, under terms of a
1987 royalty deed, accept Phelps Dodge's and MEMCO's forth-coming conveyance of the Mt. Emmons properties back to USECC, which properties now include a plant to treat mine water, costing in excess of $1 million a year to operate in compliance with State of Colorado regulations. Phelps Dodge's and MEMCO's threatened reconveyance would require USECC to assume the operating costs of the water treatment plant. USECC refuses to have the water treatment plant included in the return of the properties because, the USECC counterclaim argues, the properties contractually must be in the same condition as when they were acquired by AMAX before the water treatment plant was constructed by AMAX.

     As added counterclaims, USECC seeks (i) damages for defendants' breach of covenants of good faith and fair dealing; (ii) damages for defendants' failure to develop the Mt. Emmons properties and not protecting USECC's rights as revisionary owner of the mining rights to the properties, (iii) damages for unjust enrichment of defendants; (iv) damages for breach of the defendants' fiduciary duties owed to USECC as revisionary owner of the property, and for neglecting to maintain the mining rights and interests in the properties; and
(v) for damages relating to defendants' actions in violation of federal and Colorado anti-trust and constraint of trade laws.

     USECC also seeks a declaratory judgment of its rights under and liabilities under the agreements affecting the Mt. Emmons properties; an injunction against defendants prohibiting the conveyance of the properties to USECC with the water treatment plan; an injunction against further waste of the properties by the defendants; an injunction requiring defendants to divest their molybdenum holdings (including the Mt. Emmons properties); and an injunction requiring defendants to assist USECC in mining molybdenum from the Mt. Emmons properties.

     Except for the parties' claims regarding payment of the $3.75 million due on the sale of MEMCO, payments of royalties, and responsibility going forward for payment of the operating costs of the water treatment plan, the financial impact to U.S. Energy Corp. and Crested Corp. of favorable or unfavorable outcomes in the litigation presently is not determinable.




                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   U.S. ENERGY CORP.


Dated: July 23, 2002                        By:    /s/   Daniel P.  Svilar
                                                 -------------------------------
                                                 DANIEL P. SVILAR, Secretary


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